EXHIBIT 99.2

[LETTERHEAD OF ACAL CONSULTORIA E AUDITORIA S/S]

CONSENT OF ACAL CONSULTORIA E AUDITORIA S/S

February 22, 2006

Board of Directors
Embraer – Empresa Brasileira de Aeronáutica S.A.
Av. Brigadeiro Faria Lima, 2170
12227-901 – São José dos Campos, SP
Brazil

Re:	Registration Statement on Form F- 4 of
Rio Han Empreendimentos e Participações S.A.

Gentlemen:

          Reference is made to our Valuation Report of Market Value of Shareholders’ Equity of Embraer-Empresa Brasileira de Aeronáutica S.A. (“Embraer”), Valuation Report of Market Value of Shareholders’ Equity of Rio Han Empreendimentos e Participações S.A. (“Rio Han”) and Shareholders’ Equity Valuation Report of Embraer dated January 18, 2006 (collectively, the “Valuation Reports”), with respect to the proposed restructuring and merger of the capital stock of Embraer – Empresa Brasileira de Aeronáutica S.A. (“Embraer”).

          We hereby consent to the references to us and to the Valuation Reports under the captions “Questions and Answers Regarding the Proposed Restructuring and Merger,” “Summary,” “The Proposed Restructuring and Merger” and “The Merger Agreement” in the Prospectus, included in the Registration Statement on Form F-4 of Rio Han, to the related references to our Valuation Reports in Annex B to the prospectus included in the Registration Statement, and to the inclusion of the Valuation Reports in Annexes D, E and F to the prospectus included in the above-mentioned Registration Statement.

/S/ ACAL CONSULTORIA E AUDITORIA S/S
ACAL Consultoria e Auditoria S/S
CRCSP- 2RJ001144/F-4
Elias da Silveira Cerqueira – CPA
Partner in Charge
CRC 1RJ053136/T-0